UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2022

IVERIC bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 474-6455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ISEE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

As part of IVERIC bio, Inc.’s (the “Company”) previously stated strategy to seek a licensee for IC-100 and IC-200, on December 23, 2022 (the “Effective Date”), IVERIC bio Gene Therapy LLC (“Iveric Subsidiary”), a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Opus Genetics Inc. (“Opus”), a privately held company, pursuant to which Opus acquired all rights, title and interests in and to Iveric Subsidiary’s assets primarily related to the Company’s preclinical stage gene therapy product candidates known as IC-100 and IC-200 for the treatment of certain inherited retinal diseases (the “Assets”).

In accordance with the terms of the Purchase Agreement, in exchange for the Assets, Iveric Subsidiary received (i) an upfront payment in the amount of $500,000 and (ii) 2,632,720 shares of Series Seed Preferred Stock of Opus, par value $0.00001 per share, pursuant to a Stock Issuance Agreement that the parties entered into concurrently with the Purchase Agreement, resulting in Iveric Subsidiary's ownership of a high single-digit percentage of the outstanding capital stock of Opus on a fully diluted basis. The Purchase Agreement and the Stock Issuance Agreement provide for Opus to issue additional shares of capital stock that will maintain Iveric Subsidiary’s ownership at a mid to high single-digit percentage of the fully diluted outstanding capital stock of Opus through Opus’s next round of financing in which it raises a specified minimum amount of gross proceeds. Iveric Subsidiary is also eligible to receive (i) contingent development and regulatory milestone payments of up to $12.8 million and (ii) additional sales milestone payments of up to $98.9 million from Opus. Further, Iveric Subsidiary will receive, on a country-by-country and product-by-product basis, an earn-out of a low single-digit percentage on net sales of the Assets.

The Purchase Agreement also contains customary representations, warranties, covenants and indemnification obligations made by Iveric Subsidiary and Opus.

The Assets being assigned to Opus include (i) the Exclusive License Agreement with Know-How, by and among The University of Florida Research Foundation, Incorporated (“UF”), The Trustees of the University of Pennsylvania (“Penn”, together with UF, the “Licensors”), and Iveric Subsidiary, dated June 6, 2018, as amended, relating to IC-100; (ii)  the Exclusive License Agreement with Know-How, by and among the Licensors and Iveric Subsidiary, dated April 10, 2019, as amended, relating to IC-200; and (iii) certain sponsored research agreements between Iveric Subsidiary and the Licensors relating to IC-200. Opus will be responsible for all further research, development, and commercialization of the Assets globally and will replace Iveric Subsidiary as the exclusive licensee of the Licensors with respect to the Assets licensed thereunder. However, under certain circumstances, Iveric Subsidiary may have certain rights with respect to the potential future commercialization of IC-100 and/or IC-200.

The sale of the Assets pursuant to the Purchase Agreement closed on the Effective Date.

The Company plans to file the Purchase Agreement and the Stock Issuance Agreement as exhibits to its Annual Report on Form 10-K for the year ended on December 31, 2022, with confidential portions redacted. The foregoing descriptions of the Purchase Agreement and the Stock Issuance Agreement are qualified in their entirety by reference to the Purchase Agreement and the Stock Issuance Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVERIC bio, Inc.

Date: December 27, 2022	By:	/s/ David F. Carroll
David F. Carroll
Senior Vice President, Chief Financial Officer and Treasurer